UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)
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☐    Soliciting Material Pursuant to §240.14a-12

Blue Bird Corporation
(Name of registrant as specified in its charter)
____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This Amendment No. 1 is being filed to correct Phil Horlock's biographical information in the original filing.

February 3, 2017
Dear Fellow Shareholder:
You are cordially invited to join Blue Bird Corporation’s Board of Directors and senior leadership at the 2017 Annual Meeting of Stockholders, which will be held at 9:00 a.m. local time on Wednesday, March 8, 2017, at the Macon Marriott City Center, 240 Coliseum Drive, Macon, GA 31217.
The accompanying Notice of the Annual Meeting and Proxy Statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. The Company’s 2016 Annual Report to Shareholders is also enclosed.
We hope that you will be able to attend the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy.
You may submit your proxy either by returning the enclosed proxy card or voting instruction form, or by submitting your proxy over the telephone or the Internet. If you submit your proxy before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.
Thank you for your continued support.
Sincerely,

/s/ Phil Horlock
Phil Horlock
Chief Executive Officer and Director
Blue Bird Corporation

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 8, 2017

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Bird Corporation (the “Company”) will be held on Wednesday, March 8, 2017 at the hour of 9:00 a.m. (local time) at the Macon Marriott City Center, 240 Coliseum Drive, Macon, Georgia 31217, for the following purposes:

1.    TO ELECT two (2) Class III members of the Board of Directors named in the Proxy Statement for a term of three (3) years, and until their successors are elected and qualified; and
To transact such other business that may properly come before the meeting.
Holders of record of the Company’s common stock, $0.0001 par value (the “Common Stock”) at the close of business on January 17, 2017 (the “Record Date”) will be entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. To attend the annual meeting you must have valid proof of identification and other proof of beneficial ownership of the Company’s Common Stock (such as a brokerage statement reflecting your stock ownership) as of the Record Date.
You may vote by mail, telephone or the Internet to the extent described in the Company’s Proxy Statement.
Audited financial statements as of and for the year ended October 1, 2016 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in our Annual Report on Form 10-K, such portions of which are also contained in the Annual Report to Stockholders included with this Notice and Proxy Statement.
Whether or not you expect to be present, please mark, sign, date, and return the enclosed proxy promptly in the envelope provided, or vote via telephone or the Internet. Giving the proxy will not affect your right to vote in person if you attend the meeting.

DATED at Fort Valley, Georgia the 3rd day of February, 2017.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Phil Horlock
Phil Horlock
Chief Executive Officer and Director
Blue Bird Corporation

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on March 8, 2017: This Proxy Statement is available free of charge on the Internet at: http://www.cstproxy.com/blue-bird/2017.

BLUE BIRD CORPORATION
PROXY STATEMENT

Unless otherwise indicated, or the context otherwise requires, “Company”, “Blue Bird”, “we”, “our” or “us” refers to Blue Bird Corporation and its direct and indirect subsidiaries. The Company’s principal executive offices are located at 402 Blue Bird Boulevard, Fort Valley, Georgia 31030.
This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by Blue Bird’s Board of Directors (the “Board”) on behalf of the Company, for use at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company’s common stock, $0.0001 par value (the “Common Stock”) to be held on Wednesday, March 8, 2017 at the hour of 9:00 a.m. (local time), at the Macon Marriott City Center, 240 Coliseum Drive, Macon, Georgia 31217, and at all postponements or adjournments thereof, for the purposes set forth in the accompanying notice of the Annual Meeting (the “Notice of Meeting”).
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we mailed the Notice of Meeting and this accompanying Proxy Statement on or about February 3, 2017 to our stockholders of record (the “Stockholders”) as of the close of business on January 17, 2017 (the “Record Date”). We also provided access to our proxy materials over the Internet beginning on that date. If you would like to receive an additional printed copy of our proxy materials, you should follow the instructions for requesting such materials included in this Proxy Statement.
RECORD DATE; PROXIES; VOTING
Who Can Vote; Votes Per Share
The Board has set January 17, 2017 as the Record Date for determining voter eligibility. At the Meeting, each Stockholder of record of Common Stock at the close of business on the Record Date will be entitled to vote on all matters proposed to come before the Annual Meeting. Each such Stockholder of record will be entitled to one (1) vote per share of Common Stock on each matter submitted to a vote of the Stockholders, as long as those shares are represented at the Meeting, either in person or by proxy. As of the Record Date, there were 22,928,144 shares of Common Stock outstanding.
How to Vote; Submitting Your Proxy; Revoking Your Proxy
You may vote your shares either by voting in person at the Annual Meeting, by submitting a completed form of proxy in the manner described in this Proxy Statement, or by telephone or via the Internet. By submitting your form of proxy, you are legally authorizing another person to vote your shares. The persons specified on the enclosed form of proxy are officers of the Company.
If you plan to attend the meeting and vote in person, we will provide a ballot to you when you arrive; however, if your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Blue Bird’s record of stockholders, and you are considered a “Beneficial Holder”. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. If you are a Beneficial Holder, please refer to the information from your bank, broker or other nominee on how to submit voting instructions, which includes the deadlines for submission of voting instructions. Beneficial Holders may vote shares held in street name at the Annual Meeting only if they obtain a signed proxy from the record holder (bank, broker or other nominee) giving the Beneficial Holder the right to vote the shares.
Your proxy is revocable. A Beneficial Holder that has given instructions to its nominee with respect to the voting of its Common Stock may instruct the nominee to thereafter revoke the relevant proxy in accordance with the instructions provided to the Beneficial Holder by its bank, broker or other nominee. A registered Stockholder that has submitted a form of proxy may revoke the proxy: (i) by completing, signing and submitting a form of proxy bearing a later date; (ii) by notifying Mr. Paul Yousif, the Company’s Secretary, by telephone at (478) 822-2800, by email at paul.yousif@blue-bird.com, or in writing to Mr. Paul Yousif, Secretary, c/o Blue Bird Corporation, 402 Blue Bird Boulevard, Fort Valley, Georgia 31030, before the Annual Meeting that you have revoked your proxy, or (iii) you may attend the Annual Meeting, revoke your proxy and vote in person. Attendance at the Annual Meeting will not itself be deemed to revoke your proxy unless you give notice at the meeting that you intend to revoke your proxy and vote in person as described above.
Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted if you later decide not to attend the Annual Meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person, subject to compliance with the foregoing requirements.
How Your Proxy Will be Voted; Discretionary Authority of Proxies
The persons named in the accompanying form of proxy will vote the shares of Common Stock in respect of which they are appointed in accordance with the instructions of the Stockholder as indicated in the form of proxy. In the absence of such specification, such Common Stock will be voted at the Annual Meeting as follows:

•	FOR the election of each of the director nominees as directors of the Company for a term of three (3) years, and until their successors are elected and qualified.
The persons named in the accompanying form of proxy are conferred with discretionary authority to vote the shares of Common Stock in respect of which they are appointed on any amendments to or variations of matters identified in the Notice of Meeting and Proxy Statement and on any other matters that are properly brought up at the Annual Meeting. In addition, a Stockholder will confer discretionary authority to the proxy holder in respect of one or more of the items of business identified on the proxy form if the Stockholder properly completes and delivers the proxy but leaves blank the voting selection for that item on the form. In the event that amendments or variations to matters identified in the Notice of Meeting and Proxy Statement, or other matters are properly brought up at the Annual Meeting, it is the intention of the persons designated in the enclosed proxy card to vote in accordance with their discretion and judgment on such matter or business. At the time of printing the Proxy Statement, the members of the Board knew of no such amendments, variations or other matters.

Quorum; Votes Necessary to Approve the Proposal
Pursuant to the Company’s Certificate of Incorporation, a quorum for the transaction of business at the Annual Meeting is established if holders of a majority in voting power of the Company’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting, are present in person or represented by proxy. For purposes of determining a quorum in accordance with Delaware law, abstentions and broker “non-votes” present in person or by proxy are counted as represented. However, abstentions and broker “non-votes” will not be counted as votes cast and will not affect the voting results for the election of directors. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a Beneficial Holder abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the Beneficial Holder on how to vote those shares. Under current NASDAQ Global Market (“Nasdaq”) rules, your broker will not have discretion to vote your uninstructed shares with respect to the election of directors.
The proposal being considered and voted on at the Annual Meeting is subject to the following standard for approval:
Proposal 1 – To elect directors, a plurality of the votes cast is required.
Electronic Availability
In compliance with the proxy rules promulgated by the SEC, our Proxy Statement and 2016 Annual Report to Shareholders are available over the Internet at http://www.cstproxy.com/blue-bird/2017, a website established specifically for access to such materials. Such materials are also available on the Company’s website at www.blue-bird.com.
Cost of Solicitation of Proxies; Tabulation of Votes
The Company will bear the cost of soliciting proxies on behalf of the Company. Our directors, officers and employees may also solicit proxies in person or by telephone, electronic transmission and facsimile transmission. We will not be specially compensating our directors, officers and employees for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to Beneficial Holders of our Common Stock.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us regarding beneficial ownership of shares of our Company’s Common Stock on January 2, 2017 by:

•	each person who is known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock;

•	each of our executive officers and directors; and

•	all executive officers and directors of our Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, or has the right to acquire beneficial ownership of the security within sixty (60) days, including options, rights, warrants or convertible securities that are currently exercisable or exercisable within sixty (60) days. Beneficial ownership of our Company’s Common Stock as of January 2, 2017 is based on there being 22,813,578 shares of Common Stock issued and outstanding.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner	Amount of Shares of Common Stock	Percent of Class (%)
5% or Greater Stockholders
ASP BB Holdings LLC (1)	12,000,000	52.6
Coliseum Capital Management (2)	3,479,416	14.7
Osterweis Capital Management, LLC (3)	2,508,944	9.9
Spitfire Capital LLC (4)	1,523,601	6.7
Tappan Street Partners, LLC (5)	1,302,150	5.7

Directors and Executive Officers
Phil Horlock (6)	567,927	2.4
Phil Tighe	60,324	*
Mark Terry	—	—
Thomas A. Roberts (7)	26,740	*
Paul Yousif	12,438	*
Gurminder S. Bedi	9,486	*
Chan W. Galbato	14,229	*
Adam Gray (2)	3,479,416	14.7
Daniel J. Hennessy (8)	237,701	1.0
Kevin S. Penn	—	—
Michael E. Sand	—	—
Alan H. Schumacher	9,486	*
All directors and executive officers as a group (9) (12 persons)	4,417,747	18.3

*	Less than one percent.
(1)
ASP BB Holdings LLC (“ASP”) is the direct owner of these shares, and possesses the sole power to vote and the sole power to direct the disposition of the securities of our Company. The address of ASP is c/o American Securities LLC, 299 Park Avenue, 34th Floor, New York, New York 10171.

(2)
Represents 1,750,000 shares of Common Stock held by Coliseum Capital Partners, L.P. (“CCP”), 310,000 shares of Common Stock held by Coliseum Capital Partners II, L.P. (“CCP2”), 501,000 shares of Common Stock held by a separate account (the “Separate Account”) investment advisory client of Coliseum Capital Management, LLC (“Coliseum Capital Management”), 55,604 shares of Common Stock held by Coliseum School Bus Holdings, LLC (“CSB”), and 862,812 shares of Common Stock issuable upon conversion of 100,000 shares of Series A Convertible Preferred Stock within sixty (60) days of December 31, 2015 (assuming a conversion price of $11.59 per share), which are held directly by CSB. Coliseum Capital Management is the investment adviser to CCP and CCP2 and the manager of CCP, CCP2, the Separate Account and CSB. Adam Gray (“Gray”) and Chris Shackelton (“Shackelton”) are managers of Coliseum Capital Management. Accordingly, Gray and Shackelton may be deemed to have shared voting and dispositive power with respect to the shares of our capital stock owned by each of CCP, CCP2, the Separate Account and CSB and thus may be deemed to beneficially own shares of stock held by these entities. The address for each of CCP, CCP2, the Separate Account, CSB, Gray and Shackelton is Metro Center, 1 Station Place, 7th Floor, Stamford, CT 06902. For purposes of calculating the beneficial ownership of the Common Stock, the shares of Common Stock issuable upon conversion of Coliseum Capital Management’s Series A Convertible Preferred Stock are deemed outstanding in calculating Coliseum Capital Management’s and Adam Gray’s beneficial ownership but are not deemed outstanding in calculating the beneficial ownership of any other person referenced in the table above. The Beneficial Ownership Limitation referenced in footnote 3 below has ceased to apply to Coliseum Capital Management as a result of a notice provided by that firm to our Company.

(3)
Osterweis Capital Management, LLC (“Osterweis”) owns 400,000 shares of our Series A Convertible Preferred Stock. The shares of Series A Convertible Preferred Stock owned by Osterweis are subject to a beneficial ownership limitation which requires 65 days’ notice before a holder of Series A Convertible Preferred Stock may convert its Series A Convertible Preferred Stock to the extent that such beneficial owner would beneficially own in excess of 9.99% of the Common Stock outstanding after giving effect to such conversion (the “Beneficial Ownership Limitation”). As reported by Osterweis, the shares set forth in the table above with respect to Osterweis represent the shares of Common Stock into which its 400,000 shares of Series A Convertible Preferred Stock are initially convertible (assuming a conversion price of $11.59 per share), subject to the Beneficial Ownership Limitation, based on the Company's outstanding shares as reported in the Company's 2016 Form 10-K of 22,605,678. If Osterweis gave notice that it wanted to eliminate the Beneficial Ownership Limitation, five days thereafter Osterweis would beneficially own approximately 3,451,251 shares, or 13.1%, of our Common Stock (assuming a conversion price of $11.59 per share). For purposes of calculating beneficial ownership of the Common Stock, the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock are deemed outstanding in calculating Osterweis’s beneficial ownership but are not deemed outstanding in calculating the beneficial ownership of any other person referenced in the table above. The address of Osterweis is One Maritime Plaza, Suite 800, San Francisco, CA 94111.

(4)
As disclosed in a Schedule 13D filed by the reporting person, as of July 25, 2016, The Spitfire Fund L.P. (“Spitfire”), The Spitfire Qualified Fund L.P. (“Spitfire QF”), Saunwin Domestic Equities Fund LLC (“Saunwin”) and ABA Stocks LLC (“ABA Stocks”) owned in the aggregate 1,523,601 shares of our Common Stock. Spitfire Capital LLC (“Spitfire Capital”) is the investment manager of Spitfire and Spitfire QF as well as the investment manager of separate investment accounts maintained by each of Saunwin and ABA Stocks in which such entities’ respective shares referred to above are held. As a result of the foregoing, Spitfire Capital possesses the power to vote and dispose or direct the disposition of all Common Stock owned by Spitfire, Spitfire QF, Saunwin and ABA Stocks that are referred to above. Thus, Spitfire Capital may be deemed to beneficially own a total of 1,523,601 shares of our Common Stock. Spitfire Capital’s address is 222 Front Street, Suite 401, San Francisco, CA 94111.

(5)
As disclosed in a Schedule 13G filed by the reporting person, as of December 31, 2016, Tappan Street Partners Fund L.P. (the “Fund”) owned in the aggregate 1,302,150 shares of our Common Stock. Tappan Street Partners LLC (“Tappan”) is the investment manager of the Fund in which the shares are held and therefore possesses sole voting and dispositive powers with respect to such shares, and may be deemed to beneficially own such shares. The address of Tappan is 200 Park Avenue South, Suite 1116, New York, NY 10003.

(6)	Includes 431,919 shares subject to presently exercisable stock options.
(7)	Includes 14,591 shares subject to presently exercisable stock options.
(8)	Includes 47,152 shares of Common Stock issuable upon exercise of outstanding warrants.

(9)
Consists of shares beneficially owned by Mr. Hennessy, as described in Note 8 above, and Mr. Gray, as described in Note 2 above. Also includes 446,510 shares subject to presently exercisable stock options.

Change in Control of the Company. Pursuant to a Purchase and Sale Agreement dated as of May 26, 2016, by and among The Traxis Group B.V., our former majority stockholder (“Traxis”), ASP BB Holdings LLC (“ASP”), an affiliate of American Securities LLC, and the Company, Traxis agreed to sell all 12,000,000 shares of the Company’s Common Stock owned by Traxis to ASP. The transaction closed in two tranches. On June 3, 2016, ASP acquired 7,000,000 shares for an amount in cash equal to $10.10 per share ($70,700,000). On June 8, 2016, ASP acquired the remaining 5,000,000 shares for an amount in cash equal to $11.00 per share ($55,000,000). The source of funds used by ASP was cash on hand. As indicated in the table above, ASP now beneficially owns 52.6% of our outstanding Common Stock. Pursuant to the Agreement, Dennis Donovan and Dev Kapadia resigned from our Board of Directors, and Kevin Penn and Michael Sand were elected to our Board of Directors. See “Information Regarding Management” included in this Proxy Statement.
PROPOSAL 1 – ELECTION OF DIRECTORS
The Company’s Board is presently comprised of eight (8) members, and is classified into three separate classes of directors. One class of directors is normally elected at each annual meeting of stockholders for a term of three (3) years. At the 2017 Annual Meeting, Stockholders will elect two (2) members to the Board, each of whom will serve as Class III directors, to hold office until the 2020 Annual Meeting of Stockholders. The Board has nominated Phil Horlock and Michael Sand for re-election as Class III directors for terms of office of three (3) years, and until their successors are elected and qualified.
The terms for the Class I directors, including Gurminder S. Bedi, Kevin Penn and Alan H. Schumacher, will expire at the Annual Meeting of Stockholders in 2018. The terms of the Class II directors, including Chan W. Galbato, Adam Gray and Daniel J. Hennessy, will expire at the Annual Meeting of Stockholders in 2019.
It is the intention of the proxy agents named in the proxy, unless otherwise directed, to vote such proxies for the election of Phil Horlock and Michael Sand. Should any of such nominees be unable to accept the office of director, an eventuality which is not anticipated, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the Board.
The Board unanimously recommends a vote “FOR” the election of Phil Horlock and Michael Sand.

INFORMATION CONCERNING MANAGEMENT
Directors and Executive Officers
Our current directors and executive officers are set forth below.

Name	Age*	Position
Philip Horlock	60	President and Chief Executive Officer; Director
Phillip Tighe	63	Chief Financial Officer
Mark Terry	58	Chief Commercial Officer
Thomas Roberts	65	Chief Administrative Officer
Paul Yousif	42	General Counsel and Corporate Treasurer; Corporate Secretary
Gurminder S. Bedi	69	Director
Chan W. Galbato	54	Director
Adam Gray	51	Director
Daniel J. Hennessy	59	Director, Vice Chairman
Kevin Penn	55	Director, Chairman
Michael Sand	35	Director
Alan H. Schumacher	70	Director
*As of January 15, 2017.
Class III Directors
Phil Horlock has been a Class III director of the Company and President and Chief Executive Officer of the Company since February 24, 2015, and has been School Bus Holdings’ President and Chief Executive Officer since April 2011. Prior to this appointment, Mr. Horlock served as School Bus Holdings’ CFO and Chief Administrative Officer, starting in January 2010. Before joining School Bus Holdings, Mr. Horlock spent over 30 years with Ford Motor Company, where he held senior executive positions in Finance and Operations worldwide. His last three positions with Ford were Chairman & CEO of Ford Motor Land Development, Controller of Corporate Finance, and CFO Ford Asia Pacific & Africa. While at Ford, Mr. Horlock served on the Advisory Board of Mazda Motor Corporation and had previously served as a director on the Board of LoJack Corporation. Mr. Horlock holds a B.S. degree in Psychology and Mathematics from Sheffield University in England. He also completed the Ford Executive Development Program (Capstone) through the University of Michigan. Mr. Horlock has been selected to serve on our board of directors because of his automotive and school bus industry experience and the results that he has achieved with School Bus Holdings during his tenure.
Michael Sand has been a Class III director of the Company since June 3, 2016, and has been a Principal of American Securities LLC since 2014. Mr. Sand joined American Securities in 2005 as an associate. In addition to Blue Bird Corporation, he currently serves as a director of Fairmount Santrol, Global Tel*Link, Ulterra Drilling Technologies and Unison Site Management. Prior to joining American Securities, Mr. Sand worked at Goldman Sachs from 2003 to 2005, where he focused on mergers and acquisitions and strategic advisory assignments. Mr. Sand holds a B.S. degree in Economics from the University of Pennsylvania’s Wharton School of Business and an M.B.A. degree from Columbia University’s Graduate School of Business. Mr. Sand has been selected to serve on our board of directors based on his knowledge of School Bus Holdings and his experience as a board member of, and executive with private equity firms that invest in, other manufacturing companies.

Class I Directors
Gurminder S. Bedi has been a Class I director of the Company since February 23, 2015, and is a private investor. He served as Vice President of Ford Motor Company from October 1998 until his retirement after a 30 year career in December 2001. From 1998 until his retirement, Mr. Bedi was the Vice President of North America Truck, responsible for vehicle development and business and technical strategies. At Ford, his positions included President of Ford Argentina and Brazil, head of North American Quality and a variety of other senior management positions in product development, manufacturing and strategy. Mr. Bedi was, until December 2014, Chairman of Compuware Corporation (NASDAQ: CPWR) and served on its audit and governance committees. Mr. Bedi is a director of KEMET Corporation (NYSE: KEM), serving on its governance and compensation committees, and Actuant Corporation (NYSE: ATU), serving on its governance and compensation committees. A graduate of George Washington University with a B.S. degree in Mechanical Engineering, Mr. Bedi also earned an M.B.A. with a concentration in Finance from the University of Detroit. Mr. Bedi has been selected to serve on our board of directors because of his experience and education in finance. Moreover, with his strong background in the automotive, truck and bus sector, Mr. Bedi provides our Company and the board of directors with in-depth knowledge of the industry.
Kevin Penn has been a Class I director of the Company since June 3, 2016, and has served as a Managing Director of American Securities LLC since 2009. Mr. Penn is currently Chairman of the Board of Blue Bird Corporation, Learning Care Group, and Metaldyne Performance Group, as well as a director of Frontier Spinning Mills and Ulterra Drilling Technologies. Mr. Penn is also a director of Unified Logistics, an investment of ACI Capital Co., LLC. Prior to joining American Securities, Mr. Penn founded and headed ACI Capital Co., LLC (in 1995). Previously, Mr. Penn was Executive Vice President and Chief Investment Officer for a family investment company, First Spring Corporation, where he managed private equity, direct investment, and public investment portfolios. Earlier in his career, Mr. Penn was a Principal with the private equity firm Adler & Shaykin, and was a founding member of the Leveraged Buyout Group at Morgan Stanley & Co. Mr. Penn holds a B.S. degree in Economics from the University of Pennsylvania’s Wharton School of Business and an M.B.A. degree from Harvard Business School with high distinction. Mr. Penn has been selected to serve on our board of directors based on his knowledge of School Bus Holdings and his experience as a board member of, and executive with private equity firms that invest in, other manufacturing companies.
Alan H. Schumacher has been a Class I director of the Company since February 23, 2015, and was a member of the Federal Accounting Standards Advisory Board from 2002 through June 2012. Mr. Schumacher has 23 years of experience working in various positions at American National Can Corporation and American National Can Group, where from 1997 until his retirement in 2000, he served as Executive Vice President and Chief Financial Officer and from 1988 through 1996, he served as Vice President, Controller and Chief Accounting Officer. Mr. Schumacher has served as a director of School Bus Holdings since 2008. He is also a director of BlueLinx Holdings, Inc., AB Acquisition LLC, and Evertec Inc. Mr. Schumacher was a director of Anchor Glass Container Inc. from 2003 to 2006, of Equable Ascent Financial, LLC from December 2009 through February 2012, of Quality Distribution Inc. from 2004 to August 2015, and of Noranda Aluminum Holding Corporation from 2008 until November 1, 2016. Mr. Schumacher has been selected to serve on our board of directors based on his financial and accounting expertise (including his qualification as a financial expert), experience in the oversight of financial reporting and internal controls, experience as an officer and director of public companies and his knowledge of School Bus Holdings.

Class II Directors
Chan W. Galbato has been a Class II director of the Company since February 24, 2015, and has been the Chief Executive Officer of Cerberus Operations & Advisory Company, LLC (“COAC”) since March 2012. He joined COAC as a Senior Operating Executive in 2009. Prior to joining COAC, Mr. Galbato was President and CEO of the Controls Group of businesses for Invensys plc, a global technology company. Prior to his position with Invensys, he served as President of Services and of the commercial distribution arm of companies for The Home Depot; President and Chief Executive Officer of Armstrong Floor Products, a division of Armstrong World Industries; Chief Executive Officer of Choice Parts, a joint venture start-up; and President and Chief Executive Officer of Coregis Insurance Company, a GE Capital company. He spent 14 years with General Electric Company, holding several operating and finance leadership positions within their various industrial divisions (including Transportation Locomotive Systems, Aircraft Engines, Medical Systems and Appliances). Mr. Galbato serves as Chairman of the Board of Avon Products, Inc. and YP Holdings, LLC, and as a director of DynCorp International, New Avon, LLC and Steward Health Care, LLC. In addition, Mr. Galbato served as Chairman of the Board of School Bus Holdings from 2009 to June 2016. Mr. Galbato also served as a director of the publicly traded Brady Corporation for seven years, including as Lead Director. Mr. Galbato holds an M.B.A. degree from the University of Chicago and a B.A. degree in Economics from the State University of New York. Mr. Galbato has been selected to serve on our board of directors based on his knowledge of School Bus Holdings and his operational experience with large companies.
Adam Gray has been a Class II director of the Company since February 24, 2015, and is a co-founder and managing partner of Coliseum Capital Management, LLC, a private firm that makes long-term investments in both public and private companies, which he co-founded in December 2005. Coliseum Capital Management manages funds that acquired 100,000 shares of our Series A Convertible Preferred Stock and 2,500,000 shares of our Common Stock at a closing held concurrently with the closing of our Business Combination. In addition to serving as a director of Blue Bird Corporation, Mr. Gray also currently serves on the boards of the following public companies: New Flyer Industries, Inc. (since 2012) and the Pas Group (since February 2016). Mr. Gray also currently serves as Non-Executive Chairman and Non-Executive Director of Reflex Holdings Limited (since 2013). In addition, Mr. Gray serves on the boards of a number of private companies, including Uno Restaurant Holdings Corporation (since 2010), United Subcontractors Inc. (since 2015), and American Apparel, LLC (since February 2016). Mr. Gray previously served on the boards of DEI Holdings, Inc. (2009 – 2011), and Benihana Inc. (2010 – 2012). From 2003 to 2004, Mr. Gray served as Executive Vice President, Strategic Projects and Capital Management, at Burger King Corporation, serving in this capacity on behalf of the private equity sponsors, Texas Pacific Group, Bain Capital and Goldman Sachs. From 1989 to 2003, Mr. Gray was employed by Metromedia Company at various affiliated companies. From 1990 to 1992, Mr. Gray was at Kluge & Co., from 1989 to 1990, Mr. Gray was at Kluge, Subotnick, Perkowski & Co. From 1987 to 1989, Mr. Gray worked within the Merchant Banking Group of Morgan Stanley and Co. Mr. Gray holds a B.S.E. degree in Finance from the University of Pennsylvania’s Wharton School of Business and a B.S. degree in Mechanical Engineering from the University of Pennsylvania’s School of Engineering & Applied Science. Mr. Gray was selected to serve on our board of directors based on his background in finance and his prior experience as an executive officer of operating companies.
Daniel J. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp. from September 2013 until February 24, 2015, at which time he resigned from the Chairman and Chief Executive Officer positions and was then named the Vice Chairman of the Board of our Company. He serves as Chairman and Chief Executive Officer of Hennessy Capital Acquisition Corp. II (Nasdaq: HCACII) since May 2015, and is also the Managing Partner of Hennessy Capital LLC, an alternative investment firm he established in 2013. He was a Partner of Code Hennessy & Simmons LLC (n/k/a CHS Capital LLC or “CHS”), a middle market private equity investment firm he co-founded, from 1988 to 2016. Mr. Hennessy has served as Chairman of the Board and Director of CHS portfolio companies that manufacture and/or distribute a broad array of products or provide services for the industrial, infrastructure, energy and packaging sectors including: Thermon Group Holdings (NYSE: THR), a designer and manufacturer of heat tracing systems focused on the external application of heat to pipes, tanks and instrumentation, from April 2010 to May 2011; Dura-Line Holdings, a producer of high-density polyethylene conduit and pipes, from January 2012 to September 2014; Penhall International, a provider of concrete cutting, breaking, excavation and highway grinding services, from July 2006 to November 2010; GSE Environmental, a supplier of geosynthetic liners and products, from May 2004 to December 2011; WNA, a designer and manufacturer of upscale plastic disposable tableware products, from 2002 to 2007; and Kranson Industries (n/k/a TricorBraun), a distributor of glass and plastic containers, from 1999 to 2004. In 2009, EDH Properties, LLC, a family real estate investment entity for which Mr. Hennessy was the managing member, filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. A plan of reorganization was confirmed by the court in 2010 and the lender received payment in full. Prior to forming CHS, Mr. Hennessy was employed by Citicorp from 1984 to 1988 as head of the Midwest Region for Citicorp Mezzanine Investments and Vice President and Team Leader with Citicorp Leveraged Capital Group. He began his career in 1981 in the oil and gas lending group at Continental Illinois National Bank (now Bank of America) where he was a Banking Officer. Mr. Hennessy holds a B.A. degree, magna cum laude, from Boston College and an M.B.A. from the University of Michigan Ross School of Business. Mr. Hennessy was selected to serve on our board of directors based on his experience in private equity and public and private company board governance, as well as his background in finance.
Executive Officers
Information on our current executive officers (other than Mr. Horlock) is provided below.

Phil Tighe was appointed School Bus Holdings’ Chief Financial Officer in March 2012, and the Company’s Chief Financial Officer upon completion of the Business Combination in February 2015. Before joining School Bus Holdings, Mr. Tighe worked for the Ford Motor Company for 36 years, holding a variety of positions that included financial control and strategic planning, both domestically and internationally, and has been stationed in North America, South America, Asia and Europe. Immediately prior to joining School Bus Holdings, Mr. Tighe was based in Shanghai with Ford where he was Executive Director of Strategy and Business Planning from 2006 to 2011. His prior positions included Vice President, Finance and Planning Ford Asia Pacific & Africa, CFO Ford Mexico, CFO Mazda Europe and CFO Ford Venezuela. Mr. Tighe holds a Bachelor of Commerce degree from the University of Melbourne and an M.B.A. degree from the Royal Melbourne Institute of Technology in Australia.
Mark Terry was appointed the Company’s Chief Commercial Officer in April 2016. Mr. Terry most recently served as General Manager at Yancey Power Systems, which included Yancey Bus Sales & Service, the Company’s dealer in Georgia, from April 2000 to April 2016. Mr. Terry oversaw Yancey’s on-highway interests, growing sales revenue by more than $150 million. Yancey Bus Sales & Service was named Blue Bird Dealer of the Year in 2015. Mr. Terry also previously headed Yancey Truck Centers, a Navistar truck dealership, and Stowers Engines and Power Products, a Caterpillar dealership. Before these positions, Mr. Terry worked in corporate roles at Caterpillar for 17 years, including covering national accounts and dealer development, as well as various internal marketing positions in Earthmoving, OEM Sales and Engine business units. Mr. Terry holds a B.A. degree in Advertising and Marketing from the University of Alabama.

Tom Roberts was appointed the Company’s Chief Administrative Officer in November 2015. From 2008 until his appointment in November 2015, Mr. Roberts provided advisory and consulting services to Cerberus Operations and Advisory Company, LLC, an affiliate of Cerberus Capital Management, L.P., as well as numerous portfolio companies, including Blue Bird Corporation, through TAR Consulting, LLC, an unaffiliated company. Such services included advice with respect to strategic, organizational, legal and compliance matters. From 2006 to 2008, Mr. Roberts served as Senior Vice President and General Counsel of the Controls Group of Invensys, plc, a global provider of automation and information technologies. Prior to 2006, Mr. Roberts was a partner at a large global law firm where he advised corporations, consulting firms and other clients on a broad range of legal issues, including unfair competition, litigation, employment, governance and sensitive internal investigations. Mr. Roberts holds a B.A. degree in Liberal Arts from DePauw University and a Juris Doctor degree from Northwestern University.
Paul Yousif was appointed School Bus Holdings’ Vice President of Legal Affairs/Corporate Treasurer in 2011, and the Company’s Vice President of Legal Affairs, Corporate Treasurer and Corporate Secretary upon completion of the Business Combination in February 2015. In December 2016, Mr. Yousif was named General Counsel and Corporate Treasurer of the Company. Mr. Yousif has held the position of Corporate Treasurer since joining School Bus Holdings in 2007. Mr. Yousif’s current role also includes managing Treasury, Payroll, Accounts Receivable and Accounts Payable. Immediately prior to joining School Bus Holdings, Mr. Yousif worked for Visteon (an automotive component manufacturer) from 2000 to 2007, holding various management positions including Manager of Global Materials Analysis, and CFO of GCM-Visteon, LLC (a manufacturing joint venture between Nissan and Visteon). Mr. Yousif holds a B.S. degree in Business Administration from the University of Detroit and a Juris Doctor and Master of Science in Taxation from Wayne State University.
CORPORATE GOVERNANCE AND BOARD MATTERS
Classified Board of Directors
Our board of directors is classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms. Messrs. Bedi, Penn and Schumacher have been elected to a class (Class I) that will serve until our 2018 Annual Meeting of Stockholders. Messrs. Galbato, Gray and Hennessy have been elected or appointed to serve in a class (Class II) that will serve until our 2019 Annual Meeting of Stockholders. Messrs. Horlock and Sand have been elected or appointed to serve in a class (Class III) that will serve until our 2017 Annual Meeting of Stockholders.
As part of the business combination transaction completed in February 2015 and subsequent change in control transaction in June 2016, our majority stockholder, ASP, who purchased controlling interest in our Company from The Traxis Group, B.V. in June 2016, has agreed not to remove Daniel J. Hennessy from our Board without cause at any time from and after the closing of the business combination transaction through the 2017 Annual Meeting of Stockholders.
Pursuant to the Purchase and Sale Agreement in connection with the change in control transaction in June 2016, Messrs. Penn and Sand were elected to the Board of Directors. See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT - Change in Control of the Company” included in this Proxy Statement.

Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent unless we are a “controlled company”. An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Although we are a controlled company as defined under Nasdaq regulations, our Board has determined that each of our directors, other than Mr. Horlock, is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Shareholder Communications with the Board of Directors
Our corporate governance guidelines provide that our Chairman and our Chief Executive Officer are responsible for establishing effective communications with our stockholders. Our Board has implemented a process for stockholders to send communications to our Board and to specific individual directors.
Stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to our Corporate Secretary, Blue Bird Corporation, 402 Blue Bird Blvd., Fort Valley, Georgia 31030. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication”. All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.
The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Audit Committee Chairman at the Company’s headquarters or by telephone at 1-866-766-1953.
Leadership Structure and Risk Oversight
The Board does not have a lead independent director. Kevin Penn is our Chairman of the Board and Daniel J. Hennessy is our Vice Chairman of the Board. Although we do not have a formal policy regarding the separation of the CEO and Chairman of the Board positions, at this time those positions are held by two separate individuals, Mr. Horlock and Mr. Penn.
The Board does not have a formal risk management committee, but administers this oversight function through various standing committees of the Board. The Audit Committee maintains responsibility for oversight of financial reporting-related risks, including those related to our accounting, auditing and financial reporting practices. The Audit Committee also review reports and considers any material allegations regarding potential violations of our Company’s Code of Ethics. The Compensation Committee oversees risks arising from our compensation policies and programs. This Committee also has responsibility for evaluating and approving our executive compensation and benefit plans, policies and programs.

Annual Meeting Attendance
The Board encourages all of its members to attend the Annual Meeting of Stockholders. All director nominees and all continuing directors are encouraged to be personally present or to attend the Annual Meeting of Stockholders by teleconference. All directors attended the 2016 Annual Meeting by teleconference, except for Mr. Horlock and Mr. Schumacher, who attended in person.
Board Meetings
The Board held nine (9) meetings during fiscal 2016. The Board has three (3) standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee, each as further described below. Each standing committee has the right to retain its own legal and other advisors.
All directors with the exception of Adam Gray and Michael Sand attended 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which each has been a director); and (ii) the total number of meetings held by all committees of the board on which each served (during the periods that they served) in our fiscal year ended October 1, 2016.
Committees of the Board of Directors
The standing committees of our Board currently consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee

Our Audit Committee consists of Messrs. Bedi, Hennessy, and Schumacher, with Mr. Schumacher serving as the Chairman of the Audit Committee. We believe that each of these individuals qualifies as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. The Board has determined that Mr. Schumacher qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K, and that each member of the Audit Committee is financially literate.
Our Board has adopted a written charter for the Audit Committee, which is available on our corporate website at www.blue-bird.com. The Audit Committee reviews and assesses the adequacy of its charter annually. The Audit Committee met eight (8) times in fiscal 2016.
Responsibilities of the Audit Committee include, among others contained in its charter:

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the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

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pre-approval of all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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oversight, review and discussion with management and the independent registered public accounting firm of audit results, our financial statements, financial disclosures and related financial reporting and internal control matters, including oversight of the internal audit function;

•	oversight and monitoring of the Company’s compliance policies and practices with respect to legal and regulatory requirements and codes of conduct;

•	review and discussion with the independent registered public accounting firm of all relationships the registered public accounting firm have with us in order to evaluate its continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and assessment of the independent registered public accounting firm’s independence and all relationships between the independent registered public accounting firm and the Company;

•	review and approval of any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to our entering into such transaction; and

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review with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Our Compensation Committee consists of Messrs. Penn, Sand and Galbato, with Mr.  Penn serving as the Chairman of the Compensation Committee. We believe that each of these individuals qualifies as an independent director according to Nasdaq requirements, although we are not subject to those requirements to the extent that we are a controlled company.
Our Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.blue-bird.com. The Compensation Committee reviews and assesses the adequacy of its charter annually. The Compensation Committee met three (3) times in fiscal 2016.
Responsibilities of the Compensation Committee include, among others contained in its charter:

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review and approval on an annual basis of the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	review and approval of the compensation of all of our other executive officers;

•	review and approval of our executive compensation policies, plans and programs;

•	implementation and administration of our equity-based remuneration plans;

•	assisting management in complying with our SEC filings and annual report disclosure requirements;

•	approval of all special perquisites, special cash payments and other special compensation and benefits arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement (if required by law); and

•	review, evaluation and recommendation of changes, if appropriate, to the remuneration for directors.
The Compensation Committee charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the SEC and Nasdaq.
In March 2015, the Compensation Committee retained Meridian Compensation Partners, LLC to provide advice to the Compensation Committee, as requested from time to time, in connection with matters pertaining to executive and director compensation. The scope of the engagement pursuant to the engagement letter includes general guidance on executive and director compensation matters, advice on the Company’s executive pay philosophy and compensation peer group, advice on the design of incentive plan and other compensation programs, the provision of comprehensive competitive market studies and market data, and updates on best practices and changes in the regulatory or corporate governance environment. During fiscal 2015, Meridian provided the Compensation Committee with certain general and statistical information related to executive and director compensation, such as peer group and benchmark compensation data, and assistance with compensation disclosure related to the Business Combination. The Compensation Committee had no material interactions with Meridian Compensation Partners in fiscal year 2016.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee consists of Messrs. Galbato, Hennessy and Penn, with Mr. Galbato serving as the Chairman of the Corporate Governance and Nominating Committee. We believe that each of these individuals qualifies as an independent director according to Nasdaq requirements, although we are not subject to those requirements to the extent that we are a controlled company.
Our Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our corporate website at www.blue-bird.com. The Corporate Governance and Nominating Committee reviews and assesses the adequacy of its charter annually. The Corporate Governance and Nominating Committee met four (4) times in fiscal 2016.
Responsibilities of the Corporate Governance and Nominating Committee include, among others contained in its charter:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our Board;

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overseeing the organization of our Board and making recommendations to the Board regarding the Board’s size, composition, membership in the staggered classes, composition of Board committees, the process for filling vacancies and the tenure of members;

•	developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us; and

•	leading the Board in the annual review of the Board and management.
In considering a candidate for election to our Board, the Corporate Governance and Nominating Committee will carefully evaluate all relevant qualifications and experience of such candidate in order to assess such person’s ability to be a valuable and contributing member of our Board. Such evaluation shall be made without regard to race, religion, gender, ancestry, national origin or disability.
Shareholder Nominations
Our Corporate Governance and Nominating Committee will consider candidates for the Board recommended by stockholders. To recommend director candidates, stockholders must follow all rules of the SEC and the Company’s bylaws. Below is a summary of the requirements contained in our bylaws:
Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Company’s notice of such special meeting, may be made (i) by or at the direction of the Board, or (ii) by any stockholder of the Company (x) who is a stockholder of record on the date of the giving of the notice for such meeting and on the Record Date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in the Company’s bylaws.
In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Company (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company.
A stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the bylaws, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Company to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company.
In addition to the foregoing, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics is available on our website at www.blue-bird.com. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our Audit Committee or another independent body of our Board. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our Board in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.
Related Person Transactions
HCAC Sponsor/Daniel J. Hennessy. In connection with the business combination transaction in February 2015, pursuant to which the Company acquired School Bus Holdings, Inc. (the “Business Combination”), we entered into a letter agreement with Hennessy Capital Partners I LLC (the “HCAC Sponsor”) pertaining to up to 12,125,000 of certain private placement warrants. By virtue of the fact that holders of our public warrants tendered a total of 2,690,462 public warrants pursuant to an exchange offer that expired on March 2, 2015, the effect of the HCAC Sponsor’s letter agreement was that on March 17, 2015, the HCAC Sponsor exchanged 9,434,538 of its private placement warrants for a total of 943,453 shares of our Common Stock. The HCAC Sponsor beneficially owned 18.6% of our outstanding Common Stock prior to the Business Combination, and was controlled by Daniel J. Hennessy, a member of our Board. The HCAC Sponsor has since distributed those shares, its remaining private placement warrants and the other shares of Common Stock that it owned to its equity owners (including Daniel J. Hennessy), subject to certain lock-up provisions applicable to the HCAC Sponsor. Pursuant to a registration rights agreement with the Company, these securities (including shares issuable upon exercise of warrants) have been registered for resale under the Securities Act of 1933, as amended (the “Securities Act”) on a registration statement filed by the Company with the SEC.
To induce certain entities to provide funding for the Business Combination, the HCAC Sponsor forfeited a total of 2,002,750 shares of our Common Stock (including all of the founder earn-out shares) to our Company at the closing.
The Company (of which Daniel J. Hennessy was Chairman and Chief Executive Officer prior to completion of the Business Combination) entered into an Administrative Services Agreement with Hennessy Capital LLC, an affiliate of the HCAC Sponsor, pursuant to which the Company paid a total of $10,000 per month for office space, utilities, and secretarial support. The obligation to pay those fees terminated in February 2015. A total of $130,000 was paid pursuant to this agreement.
During fiscal 2015 and prior to the Business Combination, the HCAC Sponsor, the Company’s executive officers and directors, and their respective affiliates, were reimbursed for out-of-pocket expenses incurred in connection with activities such as identifying potential target businesses and performing due diligence on suitable business combinations. The amount of such reimbursements totaled $142,162.
Coliseum Capital Management/Adam Gray. Concurrent with the closing of the Business Combination and in connection therewith, four investment funds managed by Coliseum Capital Management, LLC (“CCM”) purchased 2,500,000 shares of our Common Stock (at $10.00 per share) and 100,000 shares of our Series A Convertible Preferred Stock (at $100.00 per share) for an aggregate purchase price of $35 million. Pursuant to a registration rights agreement with the Company, these securities (including shares issuable upon conversion of preferred stock and shares issuable in payment of required dividends) have been registered for resale under the Securities Act on a registration statement filed by the Company with the SEC. Adam Gray is a managing partner of CCM and affiliated funds of CCM, and was elected to our board of directors upon closing of the Business Combination.
Phantom Award Plan Payments. Upon consummation of the closing of the Business Combination, in exchange for all of the outstanding stock of School Bus Holdings, Inc., the seller, The Traxis Group, B.V., received 12,000,000 shares of our Common Stock, directed that $13.6 million of the cash component of the total purchase price be paid to participants in School Bus Holdings’ Phantom Award Plan and received the remaining $86.4 million of the cash component of the total purchase price. Participants in the Phantom Award Plan receiving cash in connection with the foregoing included our directors Chan W. Galbato ($1,000,000) and Alan H. Schumacher ($100,000). Our named executive officers also received cash payments, as described in the section “Director and Executive Compensation” included in this Proxy Statement.
Upon the change in control that occurred in June of 2016, whereby The Traxis Group B.V. sold all of its shares to ASP BB Holdings LLC, 13.6% of the cash component paid to the seller was paid to the Phantom Award Plan participants under the former Phantom Award Plan. The participants received a total $17.0 million, including our directors Chan W. Galbato ($1,252,436) and Alan H. Schumacher ($125,244). Our named executive officers also received cash payments, as described in the section “Director and Executive Compensation” included in this Proxy Statement.
Our parent company is ASP BB Holdings LLC, which owns 12,000,000 shares of our Common Stock, equal to approximately 52.6% of our outstanding Common Stock.
DIRECTOR AND EXECUTIVE COMPENSATION
This section discusses Blue Bird’s director compensation program as well as the material components of the executive compensation program for Blue Bird’s named executive officers who are identified in the Summary Compensation Table below.
Compensation Discussion
We are complying with the executive compensation disclosure rules applicable to smaller reporting companies, as the Company qualifies as a smaller reporting company and is also an emerging growth company. The scaled down disclosure rules applicable to “smaller reporting companies”, as such term is defined in the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), require compensation disclosure for our principal executive officer and our two most highly compensated executive officers other than the principal executive officer whose total compensation for the fiscal year ended October 1, 2016 (referred to as fiscal 2016) exceeded $100,000. Phil Horlock is our principal executive officer. During fiscal 2016, the two most highly compensated executive officers other than Mr. Horlock whose total compensation exceeded $100,000 were John Kwapis, our former Chief Operating Officer, and Phil Tighe, our Chief Financial Officer. Messrs. Horlock, Kwapis and Tighe are referred to in this Proxy Statement as our named executive officers.

2016 Director Compensation
The following sets forth director compensation for our directors in fiscal 2016. The following table sets forth the compensation paid to each person who served as a director of the Company in fiscal 2016. Mr. Horlock, our President and Chief Executive Officer, did not receive any additional compensation for his service as a director.

2016 Director Compensation Table
Name	Fees earned or paid in cash for fiscal 2016($)	Stock Awards($)	All Other Compensation	Total($)
Gurminder S. Bedi	$60,000	$49,674	$0	$109,674
Dennis Donovan*	$37,500	$49,674	$0	$87,174
Chan Galbato	$73,750	$74,511	$0	$148,261
Adam Gray (1)	$50,000	$49,674	$0	$99,674
Daniel J. Hennessy	$65,000	$49,674	$0	$114,674
Phil Horlock	$ -	$ -	$0	$ -
Dev Kapadia*	$41,250	$49,674	$0	$90,924
Kevin Penn, Chairman (2)........................	$26,667	$ -	$0	$26,667
Michael Sand (2).......................................	$16,667	$ -	$0	$16,667
Alan Schumacher	$70,000	$49,674	$0	$119,674

* Resigned from the Board of Directors on June 3, 2016.

(1)
All director compensation payable to Mr. Gray for his services as a director has been assigned by Mr. Gray to Coliseum Capital Partners, L.P. (“CCP”), an affiliate of Coliseum Capital Management, LLC, pursuant to an agreement. The stock award is a restricted stock equivalent unit payable solely in cash.

(2)	All director compensation payable to Messrs. Penn and Sand has been assigned by them to American Securities, LLC, pursuant to an agreement.

Upon the consummation of the change in control of the Company in June 2016, 13.6% of the cash component of the purchase price was paid (subject to applicable withholding taxes) to the Phantom Award Plan participants under the former Phantom Award Plan. Of the amount so distributed to the Phantom Award Plan participants, $1,252,436 was paid to Mr. Galbato (1.0%) and $125,244 was paid to Mr. Schumacher (0.1%).
Currently, the Company compensates directors with a mixture of cash and stock awards. Directors are paid $50,000 annually in cash, with the Chairman to receive $75,000 annually in cash. In addition, committee chairs receive additional cash compensation as follows: Audit Committee Chair – $10,000; Compensation Committee Chair – $5,000; Corporate Governance and Nominating Committee Chair – $5,000. Cash payments are made in equal installments in March, June, September and December.
In July 2016, the Board appointed Messrs. Hennessy (Chairman), Bedi and Schumacher to serve on a Special Committee to consider and respond to an expression of interest letter from our majority stockholder, proposing to acquire 100% of the outstanding stock of the Company (not owned by it). The Chairman was paid $15,000 and the other members were each paid $10,000 for their service. The Special Committee was dissolved in October 2016.

With the exception of Messrs. Gray, Penn and Sand, our independent directors each received awards of Restricted Stock Units (“RSUs”) in fiscal year 2016, which are reflected in the Stock Awards column in the table above. Each RSU represents the contingent right to receive one (1) share of the Company’s Common Stock on the vesting schedule provided in the awards. The settlement date for the RSUs was the earlier of the date when the director’s service terminates, or consummation of a change of control of the Company. A change in control event occurred in June 2016 resulting in settlement of the RSUs.
Summary Compensation Table
The following table provides information regarding the compensation awarded to, or earned by, our named executive officers for fiscal 2016 and fiscal 2015.

							Nonqualified
						Non-equity	deferred
Name and				Stock	Option	incentive plan	compensation	All other
principle	Fiscal	Salary	Bonus	awards	awards	compensation	earnings	compensation	Total
position	year	($)	($)	($)	($) (1)	($) (2)	($)	($)	($)

Phil Horlock,	2016	639,063	—	492,188	118,662	994,594	—	29,430	2,273,937
President and
Chief	2015	621,060	—	2,638,000	1,662,500	937,500	—	30,947	5,890,007
Executive
Officer

John Kwapis, (3)	2016	357,875	—	157,500	37,972	334,184	—	24,708	910,992
Chief
Operating	2015	348,678	—	659,500	413,000	350,000	—	24,823	1,796,001
Officer

Phil Tighe,	2016	388,550	—	171,000	41,225	403,142	—	30,134	1,035,298
Chief
Financial	2015	377,428	—	725,450	454,300	380,000	—	35,108	1,972,286
Officer

(1)
In fiscal 2015 and fiscal 2016, Messrs. Horlock, Kwapis and Tighe were granted restricted stock units and option awards under the 2015 Omnibus Equity Incentive Plan. The amounts in these columns are the aggregate grant date fair values of each respective award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). Refer to Note 15, Share-Based Compensation, included in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on December 15, 2016 for the relevant assumptions used to determine the valuation of our equity awards.

(2)
Amounts included in the “Non-equity incentive plan compensation” column relate to the annual Management Incentive Bonus Plan, referred to as the “MIP”. Amounts shown in the table for 2016 were paid in fiscal 2017 based on fiscal 2016 performance, and amounts shown in the table for 2015 were paid in fiscal 2016 based on fiscal 2015 performance. See “MIP” below for a description of this plan.

(3)    Mr. Kwapis left the employment of the Company effective December 31, 2016.

“All other compensation” for fiscal 2016 and fiscal 2015 is comprised of the following for each of the named executive officers:

•
For Mr. Horlock, $19,920 (2016) and $19,920 (2015), for the use of an automobile, $4,110 (2016) and $4,110 (2015), for premiums for disability insurance paid by us for Mr. Horlock’s benefit, and $5,400 (2016) and $6,917 (2015), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Horlock to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Horlock to that plan.

•
For Mr. Kwapis, $18,000 (2016) and $18,000 (2015), for the use of an automobile, $3,108 (2016) and $3,073 (2015), for premiums for disability insurance paid by us for Mr. Kwapis’ benefit, and $3,600 (2016) and $3,750 (2015), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Kwapis to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Kwapis to that plan.

•
For Mr. Tighe, $18,000 (2016) and $18,000 (2015), for the use of an automobile, $4,184 (2016) and $4,091 (2015), for premiums for disability insurance paid by us for Mr. Tighe’s benefit, and $7,950 (2016) and $13,017 (2015), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Tighe to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Tighe to that plan.

MIP
We maintain an annual performance-based cash bonus plan which rewards our executive officers for our achievement of specific financial targets. Cash awards are made after the end of each fiscal year (after receipt of the audited financial statements) based on the achievement of MIP Adjusted EBITDA targets and net cash or net debt improvement targets which are set at the beginning of such fiscal year. “MIP Adjusted EBITDA” means net income before interest, taxes, depreciation and amortization, adjusted to add back restructuring costs. Net cash or net debt improvement is calculated, subject to adjustments made by the Compensation Committee in its discretion, as the daily average of total cash minus total debt over the period from September 15 to October 15 for the applicable fiscal year compared with the same period for the prior fiscal year. The Compensation Committee approves the financial performance targets under the MIP on an annual basis. For fiscal 2015 and fiscal 2016, the Compensation Committee established target bonuses for Mr. Horlock as 150% of his salary and for each of Messrs. Kwapis and Tighe as 100% of his respective salary. Awards under the MIP for fiscal 2015 and fiscal 2016 performance are based 75% on Blue Bird’s MIP Adjusted EBITDA and 25% on Blue Bird’s net cash or debt improvement. The tables below reflect the scale for fiscal 2016, as follows:

MIP Adjusted EBITDA (75% of Award)
Actual Adjusted EBITDA ($Mils)	Percent of Target Bonus	Weighted Percentage of Target Bonus
55.0*	50.0%	37.5%
60.0	75.0	56.3
70.0	90.0	67.5
72.0	100.0	75.0
80.0	150.0	112.5
85.0	200.0**	150.0
90.0	250.0	187.5
95.0	300.0	225.0

*	No bonus award will be paid if MIP Adjusted EBITDA is below $55.0 million.

**	The award is uncapped; however, beyond 200% of target, the Compensation Committee has sole discretion to pay amounts in excess of 200% of target.

Net Debt Improvement Versus Prior Fiscal Year (25% of Award)
(Daily Average – Sept. 15-Oct. 15)
Net Debt Improvement ($Mils)	Percent of Target Bonus	Weighted Percent of Target Bonus
20.0*	50.0%	12.5%
25.0	75.0	18.8
30.0	90.0	22.5
32.0	100.0	25.0
40.0	150.0	37.5
45.0	200.0**	50.0
50.0	250.0	62.5
55.0	300.0	75.0

*	No bonus award will be paid if Net Debt Improvement is less than $20.0 million.

**	The award is uncapped; however, beyond 200% of target, the Blue Bird compensation committee has sole discretion to pay amounts in excess of 200% of target.

After the financial results for the preceding fiscal year are available, the Compensation Committee meets in order to determine the bonuses to be granted under the MIP for the preceding fiscal year’s performance. In addition to reviewing whether the established financial targets are met, the Compensation Committee has sole discretion to adjust the actual award amounts based on such other criteria as the Compensation Committee deems relevant. MIP awards based on fiscal 2015 and fiscal 2016 performance and reflected in the Summary Compensation Table were paid in December 2015 and 2016, upon the completion of Blue Bird’s audited financial statements for the applicable year.
Omnibus Equity Incentive Plan
In fiscal 2015, we adopted the Omnibus Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan is administered by the Compensation Committee of our Board of Directors. Under the Incentive Plan, the

Committee may grant an aggregate of 3,700,000 shares of common stock in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, incentive bonus awards, other cash-based awards and other stock-based awards. The exercise price of a share subject to a stock option may not be less than 100% of the fair market value of a share of the Company’s common stock with respect to the grant date of such stock option. The Committee in its discretion shall determine the terms of each award, including vesting schedules, forfeiture provisions, performance metrics, and the effect of certain events, such as a change in control.
In fiscal years prior to 2015, we had not granted any stock options or other stock-settled awards. In our fiscal 2015 third quarter, we granted 31,707 RSUs to our board members, and 490,000 RSUs and options to purchase 1,004,000 shares of Common Stock to management employees. All of the awards above vested upon the change in control that occurred in June 2016.
In our fiscal year 2016, we granted 34,560 RSUs to our board members, and 215,841 RSUs and options to purchase 143,756 shares of Common Stock to management employees. All of the awards above vested upon the change in control that occurred in June 2016.
Phantom Award Plan
Prior to February 2015, School Bus Holdings, Inc. maintained a phantom equity award plan, referred to as the “Phantom Award Plan”, which permitted certain participants (including employees, directors, officers and consultants of Blue Bird) to be eligible to participate in distributions made to investors in Blue Bird after investors in Blue Bird had received the return of a specified amount of cash and any capital contributions that they may have made (referred to as the “Threshold”). Awards were previously granted pursuant to the Phantom Award Plan with a Threshold of either $40.0 million or $150.0 million, which thresholds are now fully satisfied and non-applicable to future awards. Awards were granted with a specified Award Percentage, which indicates the percentage of the distribution, if any such distribution occurred, to which the participant would be entitled.
Each of Messrs. Horlock, Kwapis and Tighe was granted an award under the Phantom Award Plan in fiscal 2014 with a Threshold of $150.0 million. The Award Percentages were: Mr. Horlock: 0.75%; Mr. Kwapis: 0.50%; and Mr. Tighe: 0.50%. The grant date fair value of the awards was previously reported in the summary compensation table for fiscal 2014.
Upon the consummation of the Business Combination in February 2015, whereby School Bus Holdings, Inc. was sold to the Company (formerly Hennessy Capital Acquisition Corp.), 13.6% of the cash component paid to the seller, The Traxis Group B.V. (the “Cash Component”), was paid (subject to applicable withholding taxes) to the Phantom Award Plan participants under the Phantom Award Plan. Of the amount so distributed, Messrs. Horlock, Kwapis and Tighe received cash payments equal to 2.25%, 1.5% and 1.5%, respectively, of the Cash Component. Thus, upon completion of the Business Combination, with a total Cash Component of $100 million, $13,550,000 became payable to the Phantom Award Plan participants and of that amount, $2,250,000 was paid to Mr. Horlock, $1,500,000 was paid to Mr. Kwapis and $1,500,000 was paid to Mr. Tighe.
Concurrent with the closing of the Business Combination, the Phantom Award Plan was assigned to The Traxis Group B.V., our then majority stockholder, whereby future Phantom Award Plan payments would be triggered if The Traxis Group B.V. realized additional returns on its invested capital and would be funded by The Traxis Group B.V.

Upon the change in control that occurred in June 2016, whereby The Traxis Group B.V. sold all of its shares to ASP Holdings, Inc., 13.6% of the cash component paid to the seller was paid to the Phantom Award Plan participants under the Phantom Award Plan. Of this amount, $2,817,982 was paid to Mr. Horlock, $1,878,654 was paid to Mr. Kwapis and $1,878,654 was paid to Mr. Tighe.
Tax-Qualified Retirement Plan
Blue Bird has a tax-qualified retirement savings plan, the Blue Bird Employee Retirement Savings Plan (the “401(k) Plan”), under which participating employees may contribute up to the yearly statutory maximum under IRS guidelines into their 401(k) Plan accounts. In addition, under the 401(k) Plan, Blue Bird matches amounts contributed by the participant up to a certain percent of earnings, not to exceed the statutory maximum. Blue Bird currently makes matching contributions under the 401(k) Plan at a rate of 50% of the first 6% of eligible compensation contributed by participants. The 401(k) Plan also allows Blue Bird to make discretionary profit sharing contributions to the 401(k) Plan accounts for the benefit of participating employees for any calendar year in an amount determined by the Board.
Employment Agreements and Other Arrangements with Named Executive Officers
Phil Horlock. Prior to completion of the Business Combination transaction, Phil Horlock and School Bus Holdings, Inc. (“SBH”) entered into an Employment Agreement dated as of April 1, 2011, as amended by a First Amendment to Employment Agreement dated as of June 1, 2012 (referred to collectively as “Mr. Horlock’s Employment Agreement”). Following completion of the Business Combination transaction, Mr. Horlock’s Employment Agreement became an obligation of the Company.
Mr. Horlock’s Employment Agreement provides that he will serve as our President and Chief Executive Officer at a base salary of $500,000, subject to annual increases as determined by the Board in its discretion. Mr. Horlock’s annual base salary at the end of fiscal 2015 was $625,000, and was increased to $643,750 for fiscal 2016. Mr. Horlock’s Employment Agreement initially had a two year term, and is now renewable for successive one year periods unless either party has given the other 60 days’ notice prior to the expiration of the current period of its intention to terminate.
Mr. Horlock’s Employment Agreement provides that he will be eligible to receive an annual cash bonus award based on Blue Bird’s performance and that he will be eligible to participate in the Company’s former Phantom Award Plan at an Award Percentage of 1.50% and a Threshold of $40.0 million. Mr. Horlock was granted an additional award on December 1, 2013, with an Award Percentage of 0.75% and a Threshold of $150.0 million.
If Mr. Horlock’s employment is terminated for cause or by Mr. Horlock for any reason, Mr. Horlock will be entitled to receive his accrued but unpaid base salary to the date of termination and any benefits to which he is entitled under existing employee benefits plans. Upon Mr. Horlock’s termination of employment without cause, or upon the expiration of the then current term, in addition to the amounts described in the preceding sentence, upon the signing of a release, Mr. Horlock will be entitled to receive (i) payment for any accrued but unused vacation, (ii) an amount equal to the unpaid portion of his annual bonus relating to the previous fiscal year or the current fiscal year if his employment is terminated during the year, in which case the bonus will be pro-rated, (iii) his then salary for the earlier of 12 months or until he commences new employment, (iv) reimbursement for COBRA coverage and (v) consideration for an aggregate amount equal to the fair market value (as determined in good faith by the board of directors or its designee) of vested phantom awards as of the date of termination.

Mr. Horlock’s Employment Agreement also contains confidentiality provisions, which extend indefinitely after he ceases employment, and noncompetition and nonsolicitation (of customers, suppliers and employees) provisions, which are applicable for a period of 24 months following termination of employment.
John Kwapis. Prior to completion of the Business Combination transaction, John Kwapis and SBH entered into an Employment Agreement dated as of May 1, 2011, as amended by a First Amendment to Employment Agreement dated as of June 1, 2012 (referred to collectively as “Mr. Kwapis’ Employment Agreement”), pursuant to which he served as Chief Operating Officer at a base salary of $300,000 per year, subject to annual increases. Following completion of the Business Combination transaction, Mr. Kwapis’s Employment Agreement became an obligation of the Company.
Mr. Kwapis’ annual base salary at the end of fiscal 2015 was $350,000, and was increased to $365,000 for fiscal 2016. The provisions concerning the term of Mr. Kwapis’ Employment Agreement, the ability of Mr. Kwapis to receive an annual bonus and to participate in the Company’s former Phantom Award Plan (at an Award Percentage of 0.50% and a Threshold of $40.0 million), termination of employment and severance, confidentiality, nonsolicitation and noncompetition are comparable to the provisions described above with respect to Mr. Horlock’s Employment Agreement. Mr. Kwapis received additional awards on January 1, 2012, with an Award Percentage of 0.50% and a Threshold of $40.0 million and on December 1, 2013, with an Award Percentage of 0.50% and a Threshold of $150.0 million.
Mr. Kwapis’s employment with the Company was terminated effective December 31, 2016.
Phil Tighe. Prior to completion of the Business Combination transaction, Phil Tighe’s Offer Letter from Blue Bird Body Company served as the basis of his employment as Chief Financial Officer, which commenced on March 20, 2012. Mr. Tighe’s initial base salary of $288,000 per year was increased to $300,000 per year on January 1, 2013 following approval by the Compensation Committee, and is subject to annual increases. Mr. Tighe’s annual base salary at the end of fiscal 2015 was $380,000, and was increased to $391,400 for fiscal 2016. The Offer Letter includes the ability of Mr. Tighe to receive an annual bonus.
Blue Bird Corporation entered into a Severance Agreement with Mr. Tighe, dated as of May 10, 2012 (“Mr. Tighe’s Severance Agreement”), which provides that if Mr. Tighe’s employment is terminated without cause (such a termination is referred to as a “Qualifying Termination”), he continues to comply with his confidentiality, nonsolicitation and noncompetition obligations as set forth in Mr. Tighe’s Severance Agreement, and he signs a release, he will be entitled to receive, until the earlier of 12 months after his termination date or his commencement of new employment, continued monthly salary payments. He will also be entitled to reimbursement for continuation of group health coverage under COBRA.
In addition to the amounts described in the preceding paragraph, upon termination of his employment, Mr. Tighe will also be entitled to accrued but unpaid base salary to the termination date and any employee benefits he may be entitled to under existing employee benefit plans, the unpaid portion of any bonus relating to the calendar year prior to the calendar year of his termination of employment and, in the event of a Qualifying Termination, payment for accrued unused vacation days. Mr. Tighe’s Severance Agreement also contains confidentiality, nonsolicitation and noncompetition provisions which are comparable to those described above with respect to Mr. Horlock’s Employment Agreement and Mr. Kwapis’ Employment Agreement, except that Mr. Tighe’s obligations are for 12 months, rather than 24 months, following termination of employment. Mr. Tighe was granted an award under the former Phantom Award Plan with an Award Percentage of 0.50% and a Threshold of $40.0 million on April 2, 2012, and received additional awards on January 1, 2013, with an Award Percentage of 0.50% and a Threshold of $40.0 million, and on December 1, 2013, with an Award Percentage of 0.50% and a Threshold of $150.0 million.
Outstanding Equity Awards at 2016 Fiscal Year-End
The following table provides certain information concerning the outstanding equity awards for each named executive officer as of the fiscal year ended October 1, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Phil Horlock	400,000[1] 31,919			10.05 10.27	3/23/2025 12/19/2025
John Kwapis	100,000[1] 10,214			10.05 10.27	3/23/2025 12/19/2025
Phil Tighe	110,000[1] 11,089			10.05 10.27	3/23/2025 12/19/2025

(1)	All then outstanding options and RSUs vested upon the change in control that occurred in June 2016.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee currently has three (3) members: Kevin Penn (Chairman), Michael Sand and Chan W. Galbato.
None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Compensation Committee Report
As the Company had no obligation to produce compensation discussion and analysis disclosure covering fiscal 2016, no Compensation Committee report is required.

CERTAIN ACCOUNTING AND AUDIT MATTERS
BDO USA, LLP (“BDO”) was engaged to perform the Company’s annual audit for the fiscal year ended October 1, 2016. Representatives of BDO will be present at the 2017 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if such representatives so desire.
The Audit Committee of the Board has selected BDO to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2017.
Changes in Certifying Accountant
Fiscal 2015
On February 28, 2015, the Company’s Audit Committee of the Board of Directors confirmed, recommended and approved the dismissal of KPMG LLP (“KPMG”) as Hennessy Capital’s independent registered public accounting firm. For the year ended December 31, 2014, KPMG’s audit report on Hennessy Capital’s financial statements did not contain an adverse opinion or disclaimer of opinion, nor was it qualified as to audit scope or accounting principles. However, such report was modified as to uncertainty regarding a substantial doubt about Hennessy Capital’s ability to continue as a going concern given Hennessy Capital’s negative working capital at December 31, 2014, and other matters. During the year ended December 31, 2014 and the subsequent period through the date of KPMG’s dismissal, (i) there were no “disagreements” (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between Hennessy Capital and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference in connection with KPMG’s opinion to the subject matter of the disagreement; and (ii) there were no “reportable events” as the term is described in Item 304(a)(1)(v) of Regulation S-K. We have given permission to KPMG to respond fully to the inquiries of the successor auditor. We furnished a copy of this disclosure to KPMG and requested that KPMG furnish us with a letter addressed to the SEC stating whether such firm agrees with the above statements. The letter from KPMG, dated March 5, 2015, was filed as Exhibit 16.1 to the Current Report on Form 8-K/A, filed by the Company on March 6, 2015.
On February 28, 2015, the Company’s Audit Committee confirmed, recommended and approved the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the fiscal year ending October 3, 2015.
During the two most recent fiscal years and through February 28, 2015, Hennessy Capital had not consulted with PwC regarding either (1) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the financial statements of Hennessy Capital, or (2) any matter that was the subject of a disagreement or a reportable event described in Items 304(a)(1)(iv) or (v), respectively, of Regulation S-K.
Fiscal 2016
Dismissal of Independent Registered Public Accounting Firm
On September 19, 2016, the Company’s Audit Committee of the Board of Directors made the determination to dismiss PwC as the Company’s independent registered public accounting firm. PwC was informed of the dismissal on September 20, 2016.

PwC’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended October 3, 2015 and September 27, 2014, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the Company’s two most recent fiscal years ended October 3, 2015 and September 27, 2014, and the subsequent interim period through September 19, 2016, there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K, between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to PwC's satisfaction, would have caused PwC to make reference to the subject matter of any such disagreement in connection with its report for such years.
During the Company’s two most recent fiscal years ended October 3, 2015 and September 27, 2014, and the subsequent interim period through September 19, 2016, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K, except as follows:
As previously disclosed in our Definitive Proxy Statement filed with the SEC on January 20, 2015 and periodic reports filed through our third quarter ended July 4, 2015, controls over the preparation and review of the financial statements and disclosures, including interim financial information, were not performed within a time frame and at a level of precision to prevent or detect a material misstatement. Specifically, the Company’s financial reporting resources did not have the appropriate capacity, level of accounting knowledge, and experience commensurate with the Company’s financial requirements. Also, as previously disclosed in this same time frame, management identified a control deficiency within our information technology controls related to user access as certain users had access not commensurate with their roles.
In Part I, Item 4 of the Company's Form 10-Q for the period ended July 2, 2016 filed on August 16, 2016, we disclosed the existence of material weaknesses as of July 2, 2016 that were also present as of our previous fiscal year ended October 3, 2015. Specifically, we did not maintain effective internal control that restricts access to key financial systems and records to appropriate users and ensures that appropriate segregation of duties is maintained. These material weaknesses are reportable events within the meaning of Item 304(a)(1)(v)(A) of Regulation S-K. The Audit Committee discussed each reportable event with PwC, and PwC is authorized to respond fully to the inquiries of the successor accountant (reported below) concerning the reportable events.
The Company provided PwC with a copy of its Current Report on Form 8-K prior to its filing with the SEC and requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of PwC’s letter, dated September 23, 2016, was filed as Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on September 23, 2016.
Engagement of New Independent Registered Public Accounting Firm
On September 19, 2016, the Audit Committee of the Company’s Board of Directors approved the appointment of BDO to serve as the Company’s independent registered public accounting firm to audit the Company's consolidated financial statements for the fiscal year ending October 1, 2016. On September 23, 2016, the Company formally engaged BDO.
During the fiscal years ended October 3, 2015 and September 27, 2014 and the subsequent interim period through September 19, 2016, the Company did not consult with BDO regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Report of the Audit Committee
The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended October 1, 2016 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under Standards of the Public Company Accounting Oversight Board (“PCAOB”), including those matters set forth in SAS 61 (Codification of Statements on Auditing Standards, AU380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by the PCAOB’s applicable requirements and has discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. In addition, the audit committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.
In fulfilling its oversight responsibilities and as part of its review of the Company’s 2016 Annual Report on Form 10-K, the Audit Committee met with the Company’s independent registered public accounting firm, with and without management present, to discuss their evaluations of the Company’s internal controls as well as the overall quality of its financial reporting.
The fees paid to the Company’s current and prior independent registered public accounting firms, as well as the policy on pre-approval of audit and non-audit services, are set forth elsewhere in this Proxy Statement.
As a result of the reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board and the Board approved the audited financial statements of the Company for inclusion in the Annual Report on Form 10-K for the fiscal year ended October 1, 2016 for filing with the SEC.
This report has been submitted by the Audit Committee comprised of:
Alan Schumacher (Chairman)
Gurminder Bedi
Daniel Hennessy
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended.
Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm
Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement with respect to all auditing services and non-audit services to be performed for the Company by its independent registered public accounting firm are subject to the specific pre-approval of the Audit Committee (except where such services are determined to be de minimis under the Exchange Act). All audit and permitted non-audit services to be performed require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements for services of any kind to be directed to the Company’s principal accounting officer and then submitted for approval to the Audit Committee prior to the beginning of any services.
In fiscal 2016 and fiscal 2015, 100% of the audit fees and tax fees billed by the independent registered public accounting firms were pre-approved by the Audit Committee or, in the interest of expediency, by the Chairman of the Audit Committee as its designee, with subsequent approval by the Audit Committee at its next scheduled meeting.
The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence and believes that the provision of such services is compatible.
Independent Registered Public Accounting Firm Fees
The following table shows the type of services and the aggregate fees billed for such services for the fiscal year ended October 1, 2016 by Blue Bird’s new independent registered public accounting firm, BDO. Descriptions of the service types are provided below.

Services Rendered	Fiscal 2016
Audit Fees	$1,160,891
Audit-Related Fees	$0
Tax Fees	$0
All Other Fees	$0
TOTAL	$1,160,891
The following table shows the type of services and the aggregate fees billed for such services for the fiscal years ended October 1, 2016 and October 3, 2015, by Blue Bird’s former independent registered public accounting firm, PwC. Descriptions of the service types are provided below.

Services Rendered	Fiscal 2015	Fiscal 2016
Audit Fees	$2,777,877	$832,127
Audit-Related Fees	$0	$0
Tax Fees	$311,693	$231,038
All Other Fees	$0	$0
TOTAL	$3,089,570	$1,063,165

The following table shows the type of services and the aggregate fees billed for such services for the fiscal years ended October 1, 2016 and October 3, 2015, by Blue Bird’s former independent registered public accounting firm, KPMG. Descriptions of the service types are provided below.

Services Rendered	Fiscal 2015 (Through February 28, 2015)	Fiscal 2016
Audit Fees	$96,000	$25,000
Audit-Related Fees	$0	-
Tax Fees	$0	-
All Other Fees	$0	-
TOTAL	$96,000	$25,000
Audit Fees
The aggregate audit fees billed by BDO, PwC and KPMG for each of the last two fiscal years include fees for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Quarterly Reports on Form 10-Q, and auditor consents and assistance with and review of other documents filed with the SEC, including the proxy statement and other filings associated with the Business Combination.
Tax Fees
The aggregate tax fees billed by PwC in each of the last two fiscal years include fees for professional services rendered for tax compliance, including assisting the Company with tax audits.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires directors and certain officers of the Company and owners of more than ten percent (10%) of the Company’s Common Stock to file an initial ownership report with the SEC and any subsequent current reports reflecting any changes in their ownership of any of the Company’s equity securities.

The Company believes, based solely on a review of the copies of those reports furnished to the Company during the past year and written representations to it that no other reports were required, that during fiscal year ended October 1, 2016, all filing requirements have been timely met with the following exceptions: Paul Yousif filed one Form 4 one day late on September 23, 2016 (which was due by September 22, 2016).
TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this Proxy Statement. This process, known as “house holding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses. Upon written or oral request, we will deliver a separate copy of this Proxy Statement to any stockholder at a shared address to which a single copy of this Proxy Statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this Proxy Statement may likewise request that we deliver single copies of our Proxy Statement in the future. Stockholders may notify us of their requests by calling or writing Mr. Paul Yousif, General Counsel and Corporate Treasurer, at our principal executive offices at (478) 822-2130, or 402 Blue Bird Boulevard, Fort Valley, Georgia 31030.
FUTURE STOCKHOLDER PROPOSALS
If you intend to present a proposal at the 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company no earlier than the opening of business on November 8, 2017 and no later than the close of business on December 8, 2017; provided, however, that in the event that the 2018 Annual Meeting is called for a date that is not within forty five (45) days before or after the anniversary of the last annual meeting (March 8, 2017), notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2018 Annual Meeting and not later than the later of (x) the close of business on the 90th day before the 2018 Annual Meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting is first made by the Company.
If you intend to present a proposal at the 2018 Annual Meeting, or if you want to nominate one or more directors at the 2018 Annual Meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Chief Executive Officer or Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
If you intend to have your proposal included in our Proxy Statement and Proxy Card for our 2018 Annual Meeting, the proposal must be received at our principal executive offices by October 6, 2017, but if the 2018 Annual Meeting is called for a date that is not within thirty (30) days before or after the anniversary of the last annual meeting (March 8, 2017), then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2018 Annual Meeting. Stockholder proposals for the 2018 Annual Meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in our proxy materials relating to our 2018 Annual Meeting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Blue Bird’s SEC filings, including this Proxy Statement, on the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like a complete copy of our Annual Report on Form 10-K (at no charge) or additional copies of this Proxy Statement or if you have questions about the proposals to be presented at the Meeting, you should contact us by telephone or in writing:

Paul Yousif
General Counsel and Corporate Treasurer
Blue Bird Corporation
402 Blue Bird Boulevard
Fort Valley, Georgia 31020
Tel: (478) 822-2130
Email: paul.yousif@blue-bird.com
OTHER MATTERS
Admission to Meeting

All Stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. Only Stockholders as of the Record Date may attend the Annual Meeting. Each Stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras and recording devices will not be permitted at the Annual Meeting.

Action on Other Matters at the Annual Meeting
At this time, we do not know of any other matters to be presented for action at the Annual Meeting other than those contained in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement. If any other matter properly comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Stockholders are urged to vote their shares via telephone or the Internet or to date, sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,

/s/ Phil Horlock
Phil Horlock
Chief Executive Officer and Director
Blue Bird Corporation
February 3, 2017

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
Vote by Internet or Telephone - QUICK & EASY
IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

BLUE BIRD CORPORATION
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on March 7, 2017.

	:	INTERNET/MOBILE - www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

	(	PHONE - 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.	*	MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

s FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED s

	Please mark your votes like this	X
REVOCABLE PROXY

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR ALL" IN THE ELECTION OF DIRECTORS, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Vote on Directors
1. To elect the following two (2) Class III directors to serve for a three-year term until the 2020 Annual Meeting of Stockholders:	FOR ALL ☐	WITHHOLD FOR ALL ☐	FOR ALL EXCEPT ☐	I plan to attend the 2017 Annual Meeting of Stockholders:	Yes ____ No ____

(01) Phil Horlock
(02) Michael Sand
Note: To transact such other business as may properly come before the meeting or any adjournments.

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.				COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature Signature, if held jointly Date , 2017. Please sign and date this Proxy exactly as name(s) appears on the mailing label. When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized off icer. In case of joint tenants, each joint owner must sign.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held March 8, 2017.

The Proxy Statement and our 2016 Annual Report to Stockholders are available at: http://www.cstproxy.com/blue-bird/2017

s FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED s

PROXY

THIS PROXY IS BEING SOLITITED ON BEHALF OF THE BOARD OF DIRECTORS

BLUE BIRD CORPORATION
REVOCABLE PROXY

The undersigned hereby appoints Mr. Phil Horlock and Mr. Paul Yousif, and each of them, with full power of substitution to each, the proxies of the undersigned to vote all shares of common stock of Blue Bird Corporation (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. (local time) on Wednesday, March 8, 2017 at the Macon Marriott City Center, 240 Coliseum Drive, Macon, Georgia 31217, or at any adjournments or postponements thereof upon the following:

(Continued and to be marked, dated and signed, on the other side)